Exhibit 99.1

FOR IMMEDIATE RELEASE

Wheeler Real Estate Investment Trust, Inc.

Announces Acquisition of Free-Standing Retail Property in Virginia Beach, Virginia

•	100% leased by nationally known tenants, Starbucks Coffee and Verizon Wireless

•	Acquisition expands Wheeler’s geographic footprint to six properties in Virginia

Virginia Beach, VA – October 22, 2013 – Wheeler Real Estate Investment Trust, Inc. (NASDAQ:WHLR) (“Wheeler” or the “Company”), a company specializing in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties, announced today that it has acquired a free standing retail property for a purchase price of approximately $1.4 million, or $250 per leasable square foot. The property was purchased from Fairfield Investors, LLC, an affiliate of the Company, and has been paid for through the assumption of debt and the issuance of partnership units by the Company’s operating partnership.

The property is located at the intersection of Providence and Kempsville Roads and is in close proximity to I-64, a major interstate that travels through the eastern part of the United States. The property is adjacent to the Fairfield Shopping Center in Virginia Beach, Virginia.

Jon S. Wheeler, Chairman and Chief Executive Officer, stated, “We believe that the Starbucks/Verizon property makes a great addition to our portfolio, as it is 100% leased by nationally known tenants, and includes large shadow anchors such as TJ Maxx and Food Lion that drive traffic to the property. With the addition of this property, our portfolio will include 16 assets located in seven states. We believe that this transaction fits our acquisition criteria and provides an excellent opportunity for the Company to increase value for our shareholders.”

Starbucks/Verizon – Virginia Beach, Virginia

The 5,600 square foot free standing property was built in 1985 and underwent significant renovations in 2012. The property is 100% leased by Starbucks Coffee and Verizon Wireless, who will occupy 2,165 square feet and 3,435 square feet, respectively. Under the initial terms, Starbucks’ lease will expire in 2023 with three five-year options to renew, while Verizon Wireless’ lease will expire in 2022 and will also offer three five-year options to renew.

Wheeler Real Estate Investment Trust Inc. (NASDAQ: WHLR) acquires a free-standing retail property located in Virginia Beach, VA (photo above). The property is partially leased by nationally known tenants Starbucks Coffee and Verizon Wireless. Additional information on the property can be found at the Company’s website: www.whlr.us. Photo courtesy of Wheeler.

Location / Demographic Information

Virginia Beach is an independent city located in Princess Anne County, Virginia and has a population of 447,489, making it the most populous city in the Commonwealth of Virginia. Virginia Beach is home to a number of United States Military bases that include: the United States Navy’s NAS Oceana and Training Support Center Hampton Roads, and the Joint Expeditionary Base East located at Cape Henry.

Wheeler Real Estate Investment Trust Inc. October 22, 2013	Page 2

About Wheeler Real Estate Investment Trust Inc.

Headquartered in Virginia Beach, VA, Wheeler Real Estate Investment Trust, Inc. specializes in owning, acquiring, financing, developing, renovating, leasing and managing income producing assets, such as community centers, neighborhood centers, strip centers and free-standing retail properties. Wheeler’s portfolio contains strategically selected properties, primarily leased by nationally and regionally recognized retailers of consumer goods and located in the Mid-Atlantic, Southeast and Southwest regions of the United States.

Additional information about Wheeler Real Estate Investment Trust, Inc. can be found at the Company’s corporate website: www.whlr.us.

Forward looking Statement

Wheeler Real Estate Investment Trust, Inc. (the “Company”) considers portions of the information in this press release relating to its business operations and contemplated acquisition strategy to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, both as amended. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. For this purpose, any statements contained herein that are not historical fact may be deemed to be forward-looking statements. Specifically, the Company’s statements regarding the acquisition referenced herein and any potential future acquisitions and the anticipated profitability of such acquisitions are forward-looking statements. There are a number of important factors that could cause the Company’s operations to differ from those indicated by such forward-looking statements, including, among other factors, local conditions such as oversupply of space or a reduction in demand for real estate in the area; competition from other available space; dependence on rental income from real property; the loss of, significant downsizing of or bankruptcy of a major tenant; constructing properties or expansions that produce a desired yield on investment; the Company’s ability to renew or enter into new leases at favorable rates; its ability to buy or sell assets on commercially reasonable terms; its ability to complete acquisitions or dispositions of assets under contract; its ability to secure equity or debt financing on commercially acceptable terms or at all; the Company’s ability to enter into definitive agreements with regard to its financing and joint venture arrangements or its failure to satisfy conditions to the completion of these arrangements and the success of its capital recycling strategy. For additional factors that could cause the operations of the Company to differ materially from those indicated in the forward-looking statements, please refer to the Company’s filings with the U.S. Securities and Exchange Commission which are available for review at www.sec.gov. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof.

CONTACT:	-OR-	INVESTOR RELATIONS:

Wheeler Real Estate Investment Trust, Inc.		The Equity Group Inc.
Robin Hanisch		Adam Prior
Corporate Secretary		Vice-President
(757) 627-9088 / robin@whlr.us		(212) 836-9606 / aprior@equityny.com

Terry Downs
Account Executive
(212) 836-9615 / tdowns@equityny.com